EXHIBIT 99.1

AKERNA CORP. AND GRYPHON DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the Merger and other related transactions contemplated by the Merger Agreement, as may be amended from time to time, or otherwise assumed to have occurred in advance of the Merger as defined and described in Note 1 to this unaudited pro forma condensed combined financial information. The Merger will be accounted for as a reverse acquisition, with Gryphon being deemed the acquiring company for accounting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, (“ASC 805”).

Gryphon was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Gryphon will retain a majority voting and equity interest in the combined company, (ii) the Gryphon executive management team will be the management team of the combined company, and (iii) Gryphon’s directors will hold the largest board of director representation in the combined company.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Merger took place on September 30, 2023 and combines the historical balance sheets of Akerna and Gryphon as of September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 assumes that the Merger took place as of January 1, 2022 (the beginning of the earliest period presented) and combines the historical results of Akerna and Gryphon for the respective periods presented. The historical financial information of Akerna and Gryphon has been adjusted to give pro forma effect to transaction accounting adjustments. Adjustments are based on information available to management during the preparation of the unaudited pro forma condensed combined financial information and assumptions that management believes are reasonable and supportable.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Akerna and Gryphon been a combined organization during the specified period. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the Akerna and Gryphon historical audited financial statements for the year ended December 31, 2022 and the historical unaudited financial statements for the nine months ended September 20, 2023 included in the prospectus/proxy statement contained in Akerna’s Registration Statement on Form S-4/A as filed with the United States Securities and Exchange Commission on January 8, 2024 (File No. 333-271857).

Accounting principles generally accepted in the United States (“GAAP”) require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Akerna may materially vary from those of Gryphon due primarily to the fact that Akerna operates in the software as a service (“SaaS”) industry and Gryphon operates as a digital asset mining operation. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis of Akerna’s accounting policies and financial statement classifications and is not aware of any material differences in the application of GAAP between the two companies. Following the acquisition, management will conduct a final review of Akerna’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Akerna’s results of operations or reclassification of assets or liabilities to conform to Gryphon’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could materially differ from these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2023
($ in thousands)

		Pre-Transaction Adjustments
		Settlement and				Transaction Adjustments
	Akerna	Conversion of		Akerna	Gryphon	Merger			Sale	Pro Forma
	As Reported	Debt and Stock		As Adjusted	As Reported	Adjustments		Corporate (q)	Transaction (l)	Combined
Assets
Current assets
Cash	$209	$-	(c)(d)	$209	$1,405	$645	(m)	$-	$1,850	$4,109
Restricted cash	-	-	(c)	-	42	-		-	-	42
Accounts receivable, net	253	-		253	289	-		-	(253)	289
Marketable securities	-	-		-	161	-		-	-	161
Digital asset	-	-		-	1,418	-		-	-	1,418
Digital assets held for other parties	-	-		-	91	-		-	-	91
Prepaid expenses & other current assets	781	-		781	178	-		(170)	(610)	179
Total current assets	1,243	-		1,243	3,584	645		(170)	987	6,289
Fixed assets, net	28	-		28	-	-		-	(28)	-
Mining equipment, net	-	-		-	18,519	-		-	-	18,519
Capitalized software, net	214	-		214	-	-		-	(214)	-
Intangible assets, net	1,880	-		1,880	100	-		-	(1,880)	100
Goodwill	816	-		816	-	178	(k)	-	(2,180)	(1,186)
Deposits - net of current portion	-	-		-	420	-		-	-	420
Total assets	$4,181	$-		$4,181	$22,623	$823		$(170)	$(3,315)	$24,142

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$4,327	$-		$4,327	$2,275	$3,909	(f)(g)(j)	$(3,132)	$(1,195)	$6,184
Deferred revenue	470	-		470	-	-		-	(470)	-
Digital assets held for other parties	-	-		-	133	-		-	-	133
Current portion of long-term debt	7,733	(7,733	)(d)(e)	-	10,072	-		-	(1,650)	8,422
Total current liabilities	12,530	(7,733)		4,797	12,480	3,909		(3,132)	(3,315)	14,739
Long-term debt, noncurrent	850	(850	)(a)(e)	-	-	-		-	-	-
Total liabilities	13,380	(8,583)		4,797	12,480	3,909		(3,132)	(3,315)	14,739
Stockholders’ equity (deficit)
Series C preferred stock	-	7,733	(e)	7,733	-	(7,733	)(i)	-	-	-
Series seed preferred stock	-	-		-	-	-		-	-	-
Series seed II preferred stock	-	-		-	-	-		-	-	-
Special voting preferred stock	1,908	(1,908	)(b)	-	-	-		-	-	-
Common stock	1	-	(b)	1	2	(1	)(h)(i)	-	-	2
Additional paid-in capital	164,314	1,908	(b)	166,222	46,361	(163,194	)(h)(i)(k)(m)	-	-	49,389
Subscription receivable	-	-		-	(25)	-		-	-	(25)
Accumulated other comprehensive income	295	-		295	-	(295	)(i)	-	-	-
Accumulated deficit	(175,717)	850	(a)	(174,867)	(36,195)	168,137	(f)(g)(h)(i)(j)	2,962		(39,963)
Total stockholders’ equity (deficit)	(9,199)	8,583		(616)	10,143	(3,086)		2,962	-	9,403
Total liabilities and stockholders’ equity (deficit)	$4,181	$-		$4,181	$22,623	$823		$(170)	$(3,315)	$24,142

See accompanying notes

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2023

($ in thousands)

		Pre-Transaction Adjustments
		Disposition of			Transaction Adjustments
	Akerna As Reported	Net Assets Held for Sale (n)	Akerna As Adjusted	Gryphon As Reported	Merger Adjustments		Dissolved Co’s And Corp (r)	Sale Transaction (q)	Pro Forma Combined
Revenue	$6,973	$-	$6,973	$15,836	$-		$(338)	$(6,635)	$15,836
Cost of revenue	2,989	-	2,989	9,542	-		(88)	(2,901)	9,542
Gross profit	3,984	-	3,984	6,294	-		(250)	(3,734)	6,294
Operating expenses
Product development	2,154	-	2,154	-	-		(72)	(2,082)	-
Sales and marketing	1,998	-	1,998	-	-		(123)	(1,875)	-
General and administrative	4,459	-	4,459	2,621	-		(3,564)	(895)	2,621
Depreciation and amortization	746	-	746	11,906	-		(17)	(730)	11,905
Realized gain on disposition of digital asset	-	-	-	(484)	-		-	-	(484)
Impairment of long-lived assets	892	-	892	5,680	-		-	(892)	5,680
Total operating expenses	10,249	-	10,249	19,723	-		(3,776)	(6,474)	19,722
Loss from operations	(6,265)	-	(6,265)	(13,429)	-		3,526	2,740	(13,428)
Other income (expense)
Interest expense, net	(917)	-	(917)	(530)	917	(p)	-	-	(530)
Change in fair value of debt	(864)	-	(864)	(7,607)	863	(p)	-	-	(7,608)
Loss on asset disposal	-	-	-	(55)	-		-	-	(55)
Unrealized gain on marketable securities	-	-	-	-	-		-	-	-
Realized gain from use of digital assets	-	-	-	3,809	-		-	-	3,809
Other income (expense)	9	-	9	193	-		(9)	-	193
Total other income (expense)	(1,772)	-	(1,772)	(4,190)	1,780		(9)	-	(4,191)
Net loss from continuing operations before income taxes	(8,037)	-	(8,037)	(17,619)	1,780		3,517	2,740	(17,619)
Income tax benefit on continuing operations	-	-	-	-	-		-	-	-
Net loss from continuing operations	(8,037)	-	(8,037)	(17,619)	1,780		3,517	2,740	(17,619)
(Loss)/Gain from discontinued operations, net of tax	(115)	115	-	-	-		-	-	-
Net loss	$(8,152)	$115	$(8,037)	$(17,619)	$1,780		$3,517	$2,740	$(17,619)

Diluted weighted average common stock outstanding	6,486,669		6,486,669	14,437,279				(s)	18,075,608
Diluted net loss per share	$(1.26)		$(1.24)	$(1.22)					$(0.97)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2022

($ in thousands)

	Pre-Transaction Adjustments				Transaction Adjustments
		Disposition of
	Akerna As Reported	Net Assets Held for Sale (n)	Akerna As Adjusted	Gryphon As Reported	Merger Adjustments	Dissolved Companies (r)	Sale Transaction (q)	Pro Forma Combined
Revenue	$13,645		$13,645	$21,723	$-	$(1,830)	$(11,815)	$21,723
Cost of revenue	5,412	-	5,412	12,196	-	(248)	(5,163)	12,197
Gross profit	8,233	-	8,233	9,527	-	(1,582)	(6,652)	9,526
Operating expenses
Product development	4,691	-	4,691	-	-	(477)	(4,215)	(1)
Sales and marketing	6,053	-	6,053	-	-	(655)	(5,398)	-
General and administrative	8,345	-	8,345	5,460	3,909 (o)	(304)	(8,041)	9,369
Depreciation and amortization	5,622	-	5,622	12,536	-	(1,291)	(4,331)	12,536
Realized gain on disposition of digital asset	-	-	-	(609)	-	-	-	(609)
Impairment of long-lived assets	38,967	-	38,967	8,704	-	(23,550)	(15,417)	8,704
Total operating expenses	63,678	-	63,678	26,091	3,909	(26,277)	(37,402)	29,999
Loss from operations	(55,445)	-	(55,445)	(16,564)	(3,909)	24,695	30,750	(20,473)
Other income (expense)
Interest expense, net	(854)	-	(854)	(1,899)	853 (p)	-	-	(1,900)
Change in fair value of debt	(2,884)	-	(2,884)	11,690	2,884 (p)	-	-	11,690
Change in fair value of warrant liability	63	-	63	-	-	(63)	-	-
Unrealized loss on marketable securities	-	-	-	(1,499)	-	-	-	(1,499)
Gain on extinguishment of debt, net	-	-	-	10,220	-	-	-	10,220
Gain on termination of merger agreement	-	-	-	1,734	-	-	-	1,734
Other income (expense)	(221)	-	(221)	30	-	-	221	30
Total other income (expense)	(3,896)	-	(3,896)	20,276	3,737	(63)	221	20,275
Net loss from continuing operations before income taxes	(59,341)	-	(59,341)	3,712	(172)	24,632	30,971	(198)
Income tax benefit on continuing operations	716	-	716	(176)	-	(733)	17	(176)
Net loss from continuing operations	(58,625)	-	(58,625)	3,536	(172)	23,899	30,988	(374)
Loss from discontinued operations, net of tax	(20,432)	20,432	-	-	-	-	-	-
Net loss	$(79,057)	$20,432	$(58,625)	$3,536	$(172)	$23,899	$30,988	$(374)
Deemed dividends related to convertible redeemable preferred stock	(956)	-	(956)	-	-	956	-	-
Net loss attributable to common stockholders	$(80,013)	$20,432	$(59,581)	$3,536	$(172)	$24,855	$30,988	$(374)
Diluted weighted average common stock outstanding	2,927,853		2,927,853	20,854,572			(s)	126,617,454)
Diluted net loss per share	$(27.33)		$(20.35)	$0.17				$(0.00)

See accompanying notes

AKERNA CORP. AND GRYPHON DIGITAL MINING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger and Related Transactions

The Merger

On January 27, 2023, we entered into an agreement and plan of merger as may be amended from time to time (the “Merger Agreement”) with Gryphon Digital Mining, Inc. (“Gryphon”) and Akerna Merger Co. (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions provided in the Merger Agreement, including the approval of the transaction by Akerna’s and Gryphon’s stockholders, Merger Sub will be merged with and into Gryphon (the “Merger”), with Gryphon surviving the Merger as a wholly-owned subsidiary of Akerna. Upon completion of the Merger, Akerna will change its name to Gryphon Digital Mining, Inc. The closing of the Merger is subject to customary closing conditions including the required approval of the stockholders of Akerna and Gryphon, the approval of the Nasdaq Capital Market (the “Nasdaq Market”) of the continued listing of Gryphon after the closing of the Merger and the subsequent closing of the sale of our core software business unit (see below), which requires stockholder approval, concurrent with the Merger.

Following the closing of the Merger, the former Gryphon and Akerna stockholders immediately before the Merger are expected to own approximately 92.5 percent and 7.5 percent, respectively, of the outstanding capital stock on a fully diluted basis. At the closing of the Merger, each outstanding share of Gryphon’s common stock will be converted into the right to receive a number of shares of common stock of Akerna (“Exchange Ratio”). This Exchange Ratio is based on the capitalization of Akerna including the number of shares of Akerna common stock, par value $0.0001 per share (“Akerna Common Stock”) as of closing, subject to any adjustments as described in the Merger Agreement.

Each outstanding and unexercised option with respect to Gryphon’s common stock under Gryphon’s stock option plans will be converted into options to purchase a number of shares of the combined company based on the Exchange Ratio. Each outstanding restricted stock and restricted stock unit (“RSU”) with respect to Gryphon’s common stock will be converted into restricted stock and RSUs, respectively, to a number of restricted stock and RSUs, respectively, of the combined company based on the Exchange Ratio. Each outstanding warrant with respect to Gryphon’s common stock will be converted into warrants to purchase a number of shares of the combined company based on the Exchange Ratio.

Akerna’s stockholders will continue to own and hold their existing shares of Akerna Common Stock. Each of Akerna’s outstanding RSUs will fully vest upon closing of the Merger and the 249,510 shares of Ample exchangeable shares represented by the one share of Special voting preferred stock outstanding will be exchanged for 12,476 shares of Akerna Common Stock prior to the closing of the Merger. Outstanding warrants to purchase Akerna common stock will remain outstanding.

The Sale Transaction

On April 28, 2023, we and our wholly-owned subsidiary Akerna Canada Ample Exchange Inc. (“Akerna Exchange”) entered into a securities purchase agreement (the “Purchase Agreement”) with MJ Acquisition Corp. (“MJ Acquisition”) to sell MJ Freeway LLC (“MJ Freeway”) and Ample Organics Inc. (“Ample”) to MJ Acquisition for a purchase price of $5.0 million in cash (the “Sale Transaction”). The consideration will be provided in the form of a $1.0 loan payable to MJ Acquisition with cash disbursed to Akerna upon the signing of the Purchase Agreement that will be forgiven in full upon closing at which time an additional $4.0 million will be disbursed to Akerna. The purchase price is subject to certain adjustments primarily attributable to variances from target working capital, as defined in the Purchase Agreement, among others. The Purchase Agreement contains customary representations, warranties and covenants applicable to us and MJ Acquisition including covenants relating to the conduct of the business of MJ Freeway and Ample through closing of the Sale Transaction and obtaining the approval of our stockholders. Further, the closing of the Sale Transaction is conditioned on the prior closing of the Merger transaction. The closing of the Sale Transaction is also subject to customary closing conditions including certain matters with respect to employee retention and contractual matters associated with MJ Freeway’s and Ample’s existing customers, among others.

In relation to the Sale Transaction discussed in these notes, Akerna and MJ Acquisition Corp. entered into a first amendment to the Purchase Agreement on September 28, 2023, to a reduced the additional cash to be paid at closing from $4 million to $2 million. In addition, MJ Acquisition Corp. loaned an additional $500,000 to Akerna Corp. on October 11, 2023, increasing the loan payable from $1.0 million to $1.5 million and making the note convertible at the closing of the Sale Transaction into shares of common stock of Akerna. Additionally, on November 15, 2023, MJ Acquisition Corp. loaned an additional $150,000 to Akerna increasing the amount payable under the note from $1,500,000 to $1,650,000, and in relation thereto, Akerna and MJ Acquisition Corp. entered into a second amendment to the Purchase Agreement to reduce the additional cash to be paid at closing from $2 million to $1.85 million.

The Exchange Agreements

Concurrent with the signing and in support of the Sale Transaction and the Merger, we and each of the holders of our 2021 Senior Secured Convertible Notes (the “Senior Convertible Notes”) entered into exchange agreements (the “Exchange Agreements”) whereby the holders would ultimately convert the principal amounts of each of their note holdings to a level that would represent 19.9 percent, on an individual basis, of the outstanding shares of Akerna Common Stock prior to the closing of the Sale Transaction and the Merger. Immediately prior to the stockholder vote required for the closing of those transaction, the remaining Senior Convertible Notes outstanding would be converted into a special class of exchangeable preferred stock (the “Series C Preferred Stock”) to facilitate the required stockholder vote and then be converted into shares of Akerna Common Stock subject to the Merger. For a limited period, the conversion price of the Senior Convertible Notes was lowered to $1.20 per share from $4.75 per share. On June 14, 2023, the conversion price was reduced further to $0.50 per share.

Sales of Certain Other Business

On January 11, 2023, we completed the sale of The NAV People Inc. d.b.a 365 Cannabis (“365 Cannabis”) to 365 Holdco LLC (the “Buyers”) pursuant to a stock purchase agreement (the “365 SPA”) for (i) cash in the amount of $0.5 million and the (ii) the termination and release of our obligation to the Buyers for contingent consideration in connection with our original acquisition of 365 Cannabis from the Buyers in 2021 (the “Earn-out Obligation”). In accordance with the 365 SPA, we and the Buyers agreed that the value of the Earn-out Obligation was $2.3 million for purposes of the sale of 365 Cannabis.

On January 31, 2023, we completed the sale of Last Call Analytics (“LCA”), a retail analytics platform and wholly-owned subsidiary of Ample, for cash in the amount of $0.1 million.

The results of operations of 365 Cannabis and LCA are classified as “discontinued operations” in the pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023.

Commitment to Terminate Remaining Businesses

We pursued sale opportunities for our remaining business units including Veridian, Trellis and Solo, and were ultimately unable to commit to any definitive transactions. Accordingly, we have communicated with the remaining customers of those businesses that we will discontinue software service and support upon the expiration of existing contracts, most of which occurred during the first half of 2023 (the “Abandonment”). We have suspended efforts to seek any new revenue generating opportunities and will only service the existing customers of Viridian, Solo and Trellis in connection with our contractual commitments (see Note 5). During the third quarter of 2023, we completed the wind down of these businesses in advance of the Merger and the Sale Transaction.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Akerna and Gryphon have concluded that the Merger represents a “business combination” pursuant to ASC 805. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dis-synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The historical financial information of Akerna and Gryphon has been adjusted to give pro forma effect to (i) certain Pre-transaction Adjustments including the sales of 365 Cannabis and LCA and the settlement and conversion of debt and stock and (ii) Transaction Accounting Adjustments and (iii) eliminates the results of Akerna activities that will not continue within the merged entity, which includes the Merger and the Sale Transaction. Management’s Adjustments reflecting the Abandonment as described in Note 1 are presented below in Note 5.

Certain of the Pre-Transaction Adjustments, excluding those attributable to the sales of 365 Cannabis and LCA, are primarily related to (i) the settlement of a substantial portion of the principal due on the Senior Convertible Notes with a combination of cash sourced from restricted cash and proceeds from the sale of 365 Cannabis and LCA and conversions into Common Stock in accordance with the Exchange Agreements, (ii) the conversion of any remaining principal balances of the Senior Convertible Notes into Series C Preferred Stock in advance of the Merger, (iii) the conversion of 249,510 shares of Ample exchangeable shares represented by a single share of special voting preferred stock outstanding as of December 31, 2022 into 12,476 shares of Common Stock in advance of the Merger and (iv) the immediate vesting of all of Akerna’s outstanding RSUs into 6,498 shares of Common Stock in connection with the Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Pre-Transaction Adjustments, the Merger and the Sale Transaction as if those transactions had been consummated in a sequential manner on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 give effect to the sales of 365 Cannabis and LCA, the Merger and the Sale Transaction as if those transactions had been consummated in a sequential manner on January 1, 2022, the beginning of the earliest period presented.

Based on Gryphon’s preliminary review of Gryphon’s and Akerna’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Akerna to conform its accounting policies to those of Gryphon are not expected to be material. Upon closing of the Merger, further review of Akerna’s accounting policies may result in additional revisions to Akerna’s accounting policies to conform to those of Gryphon.

For accounting purposes, Gryphon is considered to be acquiring Akerna and the Merger is expected to be accounted for as a “reverse acquisition” in accordance with ASC 805. Gryphon is considered the accounting acquirer even though Akerna will be the issuer of the common stock in the Merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an “acquisition of a business” or an “asset acquisition.” The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen test is met, the operations acquired are not a business. The initial screen test is not met as there is no single asset or group of similar assets for Akerna that will represent a significant majority in this acquisition. In addition, as of the Merger but immediately prior to the Sale Transaction, Akerna will have an organized workforce that significantly contributes to its ability to create output. As such, the acquisition is expected to be classified as a reverse acquisition.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are reasonable and supportable. Key assumptions include the estimated equity consideration to be acquired, which will be impacted by changes in the capitalization of Gryphon and Akerna, changes in the share price of Akerna, and transaction costs to be incurred. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed financial information reflects an estimated purchase price of approximately $2.2 million, which consists of the following (in thousands except for per share amounts):

As of September 30, 2023
Value of equity of the combined company owned by Akerna equity holders(1)	$2,205
Other	—
Total preliminary purchase price	$2,205

(1) Determined as follows:

Akerna Corp. common stock outstanding as of September 30, 2023	10,002
Unvested restricted stock units	6
Exchange of special voting preferred stock(2)	12
Estimated number of shares to be owned by Akerna equity holders	10,021
Estimated purchase price (based on closing price of Akerna on 9/29/2023)	$0.220
Fair value of shares of the combined company	$2,205
Fair value of the warrants of the combined company	—
Fair value of the shares and warrants of the combined company	$2,205

(2) Number of common shares issued in connection with Ample exchangeable shares is determined as follows:

Exchangeable shares outstanding	249,504
Exchange ratio	1 for 20
Common equivalent at exchange rate of 1 for 20	12,476

Preliminary purchase price allocation:
Cash	$(109)
Accounts receivable, net	253
Prepaid expenses and other current assets	610
Fixed assets, net	28
Capitalized software	214
Intangible assets, net	1,880
Goodwill	994
Accounts payable, accrued expenses and other current liabilities	(1,195)
Deferred revenue	(470)
Net assets acquired	$2,205

The allocation of the estimated purchase price is preliminary because the Merger has not yet been completed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after closing of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date.

The pro forma statement of operations for the year ended December 31, 2022 include transaction costs of $2.2 million and $0.50 million incurred by Akerna and Gryphon, respectively, in connection with the Merger and recorded as expense in their respective condensed consolidated statements of operations for the year ended December 31, 2022. Such transaction costs are not expected to recur.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2023 are as follows:

Pre-Transaction Adjustments — Settlement and Conversion of Debt and Stock

(a)	Represents the downward adjustment of the Senior Convertible Notes from their fair value to their carrying value for $1.0 million in advance of certain repayments and conversions.

(b)	Represents the conversion of 249,504 Ample exchangeable shares (represented by one share of Special voting preferred stock) into 12,476 shares of Akerna Common Stock in advance of the closing of the Merger resulting in a reclassification within stockholders’ deficit of $1.9 million.

(c)	This entry was not needed at Q3

(d)	This entry was not needed at Q3

(e)	To reflect the conversion of the remaining $7.7 million of principal outstanding on the Senior Convertible Notes into shares of Series C preferred stock in order to facilitate the stockholder approval of the Merger and the Sale Transaction.

Transaction Accounting Adjustments (Balance Sheet)

(f)	To accrue for the estimated merger-related transaction costs of $2.2 million consisting of advisory fees, legal and accounting fees and other expenses to be incurred by Akerna prior to closing of the Merger.

(g)	To accrue for estimated transaction success bonuses and severance costs of $1.2 million in accordance with employment and related agreements that were executed in advance of the Merger for certain Akerna employees.

(h)	Represents the estimated purchase consideration values of $2.2 million based on Akerna’s equity to be acquired, utilizing Akerna’s closing stock price of $0.22 per share as of September 30, 2023.

(i)	To eliminate Akerna’s historical stockholders’ deficit balances including the accumulated deficit.

(j)	To accrue for the estimated transaction costs of $0.750 million to be incurred by Gryphon.

(k)	To recognize incremental goodwill of $0.2 million in connection with the Merger being classified as a business combination.

(l)	To reflect the Sale Transaction and receipt of cash from MJ Acquisition in exchange for the net assets of MJ Freeway and Ample.

(m)	On January 31, 2024, Gryphon entered into binding purchase agreements related to a private placement offering, pursuant to which Gryphon sold 132,172 shares of common stock of Gryphon for net proceeds of $645,000 at a price per share of $4.88. The individuals who participated in the private placement offering included private investors who participated in previous funding rounds of Gryphon.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 are as follows:

(n)	To eliminate the net gain (loss) from discontinued operations associated with 365 Cannabis and LCA prior to their sale in January 2023.

(o)	To accrue for the estimated merger-related transaction costs consisting of advisory fees, legal and accounting fees of Akerna ($2.0 million) and Gryphon ($0.750 million) and estimated transaction success bonuses and severance costs of $1.2 million in accordance with employment and related agreements that were executed in advance of the Merger for certain Akerna employee.

(p)	To eliminate interest expense of $0.8 million and $0.9 million and change in fair value of convertible notes of $2.9 million and $0.9 million for the year ended December 31, 2022 and the nine months ended September 30, 2023, respectively, related to the Senior Convertible Notes which will be converted to Akerna Common Stock concurrent with the closing of the Merger.

(q)	To eliminate the revenues and direct expenses associated with MJ Freeway and Ample which will not be continuing as a result of the Sale Transaction.

(r)	To eliminate the results of companies fully wound down and dissolved in the third quarter of 2023 (Trellis, Solo and Viridian). Also to eliminate results associated with Akerna corporate activities that will not cease at the time of the Merger.

(s)	The weighted average shares outstanding for the year ended December 31, 2022 and the six months ended June 30, 2023, respectively, have been calculated as if the Merger occurred on January 1, 2022 calculated as the sum of (i) Akerna’s weighted average shares outstanding as of December 31, 2022 and September 30, 2023, respectively, (ii) the pre-Merger conversion of Ample exchangeable shares, (iii) the immediate vesting of Akerna’s outstanding RSUs, (iv) shares converted in connection with the Exchange Agreement, (v) shares issued upon the redemption of the Series C preferred stock and (vi) common shares issued to Gryphon’s stockholder in connection with the Merger. As the combined company is in a net loss position for both periods presented, any adjustment for potentially dilutive securities would be anti-dilutive. Accordingly, the amounts for basic and diluted loss per share are the same. The determination of the weighted average shares outstanding for the periods presented is provided as follows:

	Year Ended December 31, 2022	Nine Months Ended September 30, 2023
Akerna common shares outstanding	4,602,780	10,002,018
Conversion of Ample exchangeable shares	14,284	12,476
Immediate vesting of Akerna RSUs	11,086	6,498
Shares converted under the Exchange Agreement	1,164,251	6,460,000
Sub-total prior to Series C preferred stock redemption	5,792,401	16,480,992

Total shares outstanding necessary to provide for 39.8% ownership by the Series C preferred stockholders	9,621,929	27,377,063
Less: Common shares held by existing stockholders prior to Series C redemption	5,792,401	16,480,992
Additional Common shares issued upon redemption of Series C preferred stock	3,829,528	10,896,071

Total shares outstanding necessary to provide for 7.5% ownership by existing pre-Merger Akerna stockholders	128,292,381	365,027,508
Less: Common shares held by existing stockholders prior to Merger closing	9,621,929	27,377,063
Additional Common shares to be issued to Gryphon stockholders	118,670,452	337,650,445

Weighted-average common shares outstanding	2,927,853	6,486,669
Conversion of Ample exchangeable shares	14,284	12,476
Immediate vesting of Akerna RSUs	11,086	6,498
Shares converted under the Exchange Agreement	1,164,251	6,460,000
Common shares issued upon redemption of Series C preferred stock	3,829,528	10,896,071
Common shares to be issued to Gryphon stockholders	118,670,452	337,650,445
Common shares outstanding after the closing of the Merger	126,617,454	361,512,159
Post reverse split		18,075,608

5. Management’s Adjustments

As described in Note 1, the Abandonment represents our plans to discontinue software service and support upon the expiration of existing contracts during the first half of 2023 with respect to our Viridian, Solo and Trellis businesses. The Abandonment will result in the recognition of certain revenues and expenses with corresponding changes in working capital during this time span.

Because these businesses as well as those attributable to MJ Freeway and Ample and certain corporate costs will not continue after completion of the Merger and Sale Transaction, Management believes that the adjustments shown below are necessary for a fair statement of the pro forma information presented. Accordingly, the pro forma combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023 should exclude any revenues and expenses associated with all of Akerna’s legacy businesses, including those associated with the Abandonment, as they are not continuing. Additionally, it has been determined that the activities and resources associated with Akerna’s corporate function will not continue or are already included in Gryphon’s reported results and are therefore also eliminated.

The presentation below reflects Management’s adjustments for the elimination of revenues and direct expenses attributable to the legacy businesses associated with the Abandonment from the pro forma combined statements of operations for the periods presented:

	For the Year Ended December 31, 2022
	Net loss	Diluted net loss per share	Weighted average shares
Pro forma combined	$(380)	$(0.00)	126,617,454
Management adjustments:
Elimination of gross profit attributable to the Abandonment	(1,581)
Elimination of direct expenses attributable to the Abandonment	26,276
Pro forma combined after management’s adjustments	$24,315	$0.19	126,617,454

	For the Nine Months Ended September 30, 2023
	Net loss	Diluted net loss per share	Weighted average shares
Pro forma combined	$(17,619)	$(0.97)	18,075,608
Management adjustments:
Elimination of gross profit attributable to the Abandonment	(250)
Elimination of direct expenses attributable to the Abandonment	126
Pro forma combined after management’s adjustments	$(17,743)	$(0.98)	18,075,608